UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 27, 2007

Cabot Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-5667	04-2271897
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Two Seaport Lane, Suite 1300, Boston, Massachusetts		02210-2019
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	617-345-0100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

There were a number of questions raised during the April 26, 2007 analyst teleconference with respect to carbon black operating margins and the impact that the time lag in the feedstock related pricing mechanism in our supply contracts had on our results. In the discussion, we commented on the underlying margins of the business exclusive of the feedstock related time lag, but we believe it also may be useful to provide further detail regarding the contract adjustments and their impact on the second quarter of 2007.

Generally, our carbon black supply contracts provide for a price adjustment on the first day of each quarter to account for changes in feedstock costs and, in some cases, changes in other relevant costs. The feedstock adjustments are based upon the average of a relevant index over a three month period. Because of the need to communicate these adjustments to our customers in a timely manner, the contracts typically provide for the adjustments to be calculated in the month preceding the quarter. Accordingly, the calculation is typically based upon the average of the three months preceding the month in which the calculation is made. For example, the price adjustment applicable to the quarter that commenced on January 1 was calculated in December using the relevant index average during the months of September, October and November. Because of this time lag, the actual feedstock costs impacting our results during the quarter were lower than the costs used to calculate the contract pricing. Accordingly, we recognized a benefit of between $5 million and $7 million during the second quarter of 2007. If feedstock prices remain at their April levels, we anticipate an unfavorable impact related to this contract time lag for the third quarter.

With respect to the relevant feedstock index, the formulas use indices that approximate movements in our actual feedstock costs. The indices typically used are Platt's Gulf Coast Spot Assessment 3% Sulfur, Platt's Rotterdam 1% Sulfur and Platt's New York #6 1% Fuel Oil.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cabot Corporation

April 27, 2007	By:	James P. Kelly

Name: James P. Kelly
Title: Controller